SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Troy Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Company Contacts Troy Group, Inc. Patrick Dirk, President & CEO James Klingler, Chief Financial Officer (949) 250-3280 www.troygroup.com	Investor Contacts Troy Group, Inc. Myra Erickson (inquire@troygroup.com) (949) 261-4644 www.troygroup.com

DIRK, INC. TO ACQUIRE TROY GROUP, INC.

        SANTA ANA, Calif. (March 21, 2003)—TROY Group, Inc. (OTC: TROY) today announced that it has entered into a merger agreement with Dirk, Inc., a company controlled by Patrick Dirk, the founder of TROY, and his family members, pursuant to which Mr. Dirk and his family will acquire the outstanding shares of TROY common stock that they do not already own.

        Under the terms of the agreement, stockholders of TROY (other than Dirk, Inc. and the Dirk family members) will receive $2.70 per share, in cash, for each outstanding share of common stock of TROY owned by such stockholders. The transaction is structured as a forward merger in which Dirk, Inc. will merge with and into TROY, with TROY continuing as the surviving corporation. The Boards of both companies have unanimously approved the merger. In the case of the TROY Board, the approval follows the unanimous recommendation of a special committee of outside directors of TROY that was formed to evaluate and respond to the Dirks' original proposal.

        The Company expects the merger to close in June or July 2003. The merger is subject to approval by TROY stockholders as required under applicable state law, to approval by TROY stockholders other than Dirk, Inc. and the Dirk family members, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

About Troy Group

        TROY Group is a worldwide provider of enterprise output solutions. The company is organized under two primary business segments, Security Printing Solutions and Wireless and Connectivity Solutions. The Security Printing Solutions includes payment systems ranging from high-security digital check printing systems to electronic payment and funds transfer solutions.

        The Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. The company distributes products to major corporations, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

        Forward-looking statements of the Company (statements that are not historical fact) in this news release, including statements regarding completion of the merger, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements made in this release, including the ability of the parties to obtain the requisite stockholder approvals, complete the financing arrangements necessary to consummate the merger and satisfy the other conditions to the merger and the impact of certain litigation filed in connection with the merger.

        Prior to consummation of the merger, TROY will file a proxy statement with the Securities and Exchange Commission. Investors and stockholders are advised to read the proxy statement when it becomes available because it will contain important information about the parties to the merger and the terms and conditions of the merger. Investors and stockholders may obtain copies of the proxy statement (when available) and other documents filed by the parties with the Securities and Exchange Commission, free of charge, at the Securities and Exchange Commission's website at http://www.sec.gov. Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from TROY by directing such request to TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California, 92705, (949) 250-3280.

        TROY and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of TROY with respect to the transactions contemplated by the merger agreement. Information regarding such executive officers and directors is included in TROY's Annual Report on Form 10-K for the fiscal year ended November 30, 2002. This document is available, free of charge, at the Securities and Exchange Commission's website at http://www.sec.gov and from TROY at TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California, 92705 (949) 250-3280.